MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA APARTMENT COMMUNITIES, INC. REPORTS THIRD QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended September 30, 2008, of $2,977,000, or $0.11 per common share, as compared to net income available for common shareholders of $8,409,000, or $0.33 per common share for the third quarter of 2007. In the third quarter of 2007, Mid-America recorded gains of $5,714,000 from the disposition of two properties. Without these gains, net income available per common share in the third quarter of 2007 would have been $0.11 per common share.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $26,837,000, or $0.90 per share/unit for the third quarter of 2008, as compared to $25,578,000, or $0.91 per share/unit, for the same quarter of 2007.  FFO per share/unit for the quarter ended September 30, 2008 was $0.01 per share/unit ahead of the mid-point of Mid-America’s guidance. For the quarter ended September 30, 2008, FFO was reduced by $376,000, or $0.01 per share/unit, related to expenses from Hurricane Ike.

For the nine months ended September 30, 2008, net income available for common shareholders was $12,867,000, or $0.48 per common share, as compared to $21,870,000, or $0.86 per common share for the nine months ended September 30, 2007. In the first nine months of 2007, Mid-America recorded gains from the disposition of four properties, the sale of land, gains from the sale of joint venture assets and an incentive fee totaling $15,819,000. Without these gains, net income available per common share for the first nine months of 2007 would have been $0.24 per common share.

For the nine months ended September 30, 2008, FFO was $81,647,000, or $2.81 per share/unit, compared to $73,066,000, or $2.62 per share/unit for the nine months ended September 30, 2007, a per share/unit increase of 7%. FFO for the nine months ended September 30, 2008 was reduced by $0.01 per share/unit related to expenses from Hurricane Ike. Results for 2007 include FFO of $0.05 per share/unit of incentive fee from the sale of Mid-America’s interest in a joint venture property and from the sale of excess land. Excluding these items, the increase in FFO per share/unit for the nine months ended September 30, 2008 was 10%.

A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Third Quarter Highlights:

•	Before the impact of Hurricane Ike, FFO per share/unit was $0.02 ahead of the mid-point of guidance.
•
Mid-America’s balance sheet continues to strengthen as the fixed charge coverage ratio for the third quarter of 2008 was 2.50, up from 2.29 for the third quarter of 2007. At quarter end, debt was 51% of gross assets, down from 52% in September 2007.

•
During the quarter Mid-America raised an additional $19 million of new equity, after fees, at an average price of $51.14 per share through the company’s continuous equity offering program. Through September 30, 2008, a total of $99 million of new equity, after fees, has been raised through the program at an average price of $53.13 per share.

•	As of the end of the quarter, Mid-America has substantial balance sheet capacity to take advantage of an improving environment for accretive new investments.
•	For the third quarter, same store revenues increased 1.4% compared to the same quarter a year ago. Excluding two key markets, Jacksonville and Atlanta, same store revenues increased 2.5%.
•	Physical occupancy at the end of the quarter for the same store portfolio was a strong 95.4%. This compares to an exceptionally high 96.4% in the same quarter a year ago.
•	Delinquency fell to 0.5% of net potential rent, an improvement from 0.6% in the third quarter of 2007.
•	The number of residents moving out to purchase a house declined by 22% on a same store basis as compared to the same quarter a year ago. Overall, turnover dropped by 8.4%.
•
Partially as a result of expenses incurred during the quarter from the impact of Hurricane Ike and credits to real estate taxes in the third quarter of 2007, same store operating expenses increased 6.9% over the same quarter in the prior year. Excluding these items, same store expenses increased by 4.4%.

•
Taking advantage of an improved market for making attractive acquisitions, during the quarter, Mid-America acquired three high-quality properties, including one in lease-up, totaling 778 units for $95 million.

•	Mid-America completed the renovation and repositioning of 1,195 apartments in the quarter with rent increases averaging 10%.

Acquisitions: Three High-End Properties Added to Portfolio
On July 31, 2008, Mid-America purchased the Edge at Lyon’s Gate, a new 312-unit apartment community that was just completed in 2007.  The property is located in the affluent Lyon’s Gate Master Planned Community in the Chandler/Gilbert submarket of Phoenix. The price paid, $113,000 per unit, compares very favorably with construction costs and recent sales in the market.

On August 13, 2008, Mid-America acquired Sanctuary at Oglethorpe, a 250-unit carriage and garden style apartment community developed in 1994, located in Brookhaven (Atlanta), between Buckhead and Perimeter Center business district. Mid-America plans a significant repositioning and reinvestment in this property.

On August 27, 2008, Mid-America purchased 215 units of the 234-unit condominium property, Village Oaks, located in northeast Tampa, for $99,000 per unit. The property was constructed in 2005, and immediately purchased for $154,000 per unit for conversion to condominiums. The units average 1,154 square feet and offer condo-quality amenities including integrated garages. On August 29, 2008, Mid-America purchased an additional unit and plans to offer to buy the remaining 18 units as they come available.

Mid-America is also initiating efforts to establish a new joint venture to take advantage of an improving investment environment.

Dispositions: Four Properties Marketed for Sale
Four properties, located in Greensboro, NC; Grenada, MS; Memphis, TN; and Atlanta, GA, totaling 990 apartments, with a weighted average age of 26 years are being marketed for sale. Three properties are under active negotiation with sellers, with anticipated proceeds of $28 million, and closings likely around the end of this year. The approximate sales cap rate is 6.8%. Mid-America is evaluating purchaser proposals on the fourth property.

New Development: Leasing Progressing Well at Development Properties
St. Augustine II (124 apartments in Jacksonville, FL) and Copper Ridge I (216 apartments in Dallas, TX) are scheduled for completion in late 2008. Initial leasing at St. Augustine began in October, with 19 units leased. At Copper Ridge, 206 of the units have been delivered as of October, and 90 units are leased.

Mid-America plans to add an additional 45 apartments to Copper Ridge I, and expects to begin construction early in 2009 with an anticipated investment of approximately $4 million.

Property Redevelopment: Expanding and Generating Strong Investment Returns
Redevelopment of 3,118 apartment units was completed in the first nine months of 2008, at an average cost of $4,892 per unit, compared to 2,075 units redeveloped at $5,452 per unit for all of 2007. The average monthly rent increase achieved on the renovated apartments in the first nine months of 2008 was an 11% increase from the average rent level of non-renovated apartments. Mid-America anticipates completing the redevelopment of approximately 3,800 apartments this year with a total investment of $18 million. Mid-America is also undertaking exterior repositioning projects at select communities in 2008, with total expected costs of approximately $2 million.

Operating Results: Stable Outlook
Eric Bolton, Chairman and CEO, said “Our strategy focused on investing in high quality properties across a diverse mix of Sunbelt markets, coupled with a strong balance sheet and operating platform, continues to generate steady growth in FFO.  Mid-America’s balance sheet has strengthened over the course of the year.  As a result, we are in a solid position for this more restrictive capital markets environment and to take advantage of increasing opportunities to acquire attractive new investments.

“We were able to capture solid occupancy in the third quarter, ending the quarter at 95.4% while also generating positive same store effective rent growth of 1.6%.  We were also encouraged by performance in improved delinquency which declined 9% over the third quarter of last year.  The continuation of the trend towards more sustainable levels of home ownership, coupled with a significant decline in the delivery of new apartment construction, will lessen some of the pressure from weak employment trends and have a favorable long-term impact on Mid-America’s business.

“The year-over-year trend in same store expense for the third quarter was higher than normal at 6.9% partially due to Hurricane Ike expenses incurred during September and a large favorable adjustment to prior year real estate taxes. Adjusting for these factors, same store expense growth was 4.4%.  During the third quarter, costs were also impacted by a push to build the available inventory of market ready apartments for the fourth quarter and by reduced employee turnover (causing less vacant positions as compared to prior year).  We fully expect the operating expense comparisons to become more favorable in the fourth quarter of 2008.

“Our concerns about the slowing economy and the ability to increase rents that we raised at the end of the second quarter proved to be on point, as same store revenue growth slowed.  We continue to believe the weak employment market and lack of job growth will impact our ability to increase pricing over the next few quarters.  However, absent a more severe and sustained decline in the employment markets, we expect that occupancy will hold up as resident turnover continues to decline and new apartment construction has stopped in most markets.  With continued discipline in the mortgage financing markets and a large decline in new apartment construction starts, we are optimistic about the prospects for significantly improved leasing conditions in late 2009 and beyond.

“We have taken advantage of an improving environment for making acquisitions, and were able to acquire some very attractive properties in markets that are currently struggling, but which we believe will recover to be excellent over the long haul. We have worked hard to ensure that our financial position is strong to be able to acquire and finance these ‘turnaround’ opportunities and sustain the short-term dilution that goes along with these investments. With our three development properties almost complete, we have additional balance sheet capacity to continue our successful redevelopment program and to opportunistically add quality investments to our portfolio. We are also working to establish a new joint venture focused on value-add opportunities in this improving environment for investment.”

Simon Wadsworth, Executive Vice-President and CFO, said “Our conservative balance sheet and minimal commitment to development continue to benefit us in this difficult credit environment. Within the apartment REIT sector, our dividend payout ratio is among the lowest, and our fixed charge coverage among the highest. Our major debt funding, which is provided through Agency-based credit facilities, matures in traunches between 2011 through 2018, and we had $132 million of excess cash and capacity under these facilities as of the end of the quarter.  We continue to benefit from the favorable rates of Fannie Mae and Freddie Mac securities (helped by their new federal guaranty) which provide the basis for our interest rates, compared to our Libor-based swaps. Through September 30, 2008 and prior to the recent dramatic fall-off in equity prices, we are fortunate to have raised an additional $99 million of new equity this year using our continuous equity offering program to further strengthen our balance sheet and position us for an improving window of opportunity for new investments.  We have no present plans to call the 8.30% Series H Cumulative Redeemable Preferred Stock.”

Third Quarter 2008 Same Store Results

Percent Change From Three Months Ended September 30, 2007 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent
High Growth	1.2%	7.0%	-3.0%	-1.2%	1.8%
Growth & Income	0.3%	7.6%	-4.7%	-0.7%	1.3%
Stable Income	1.5%	5.0%	-0.9%	-0.9%	1.7%
Operating Same Store	0.9%	6.9%	-3.3%	-1.0%	1.6%
Total Same Store	1.4%	6.9%	-2.4%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

A reconciliation of net operating income, or NOI, to net income and an expanded discussion of the components of NOI can be found later in this release.

Same store revenue growth for the third quarter of 2008 was 1.4% compared to the third quarter of 2007, with ending physical occupancy a solid 95.4%, but down from last year’s very strong 96.4%. Revenue growth was particularly strong in our Dallas, Austin, Raleigh and Nashville markets; weak markets were Jacksonville and Atlanta.  Same store lease concessions declined from 2.2% of net potential rent to 0.8%, a 63% reduction. Effective pricing rose 1.6% to $740 per unit. Unit turnover for the quarter declined on a trailing 12-month basis from 63.4% to 61.6%. The number of our residents leaving to buy a house declined to 21.5% of move-outs from 25.2% in the third quarter of 2007, and the number leaving us to rent a house increased only slightly from 3.8% of move-outs to 4.2% (generating a total of only 253 move-outs). Walk-in traffic, which was helped by additional marketing programs, increased by 2.7%.

Same store property expenses were higher than usual for the quarter as Hurricane Ike expenses and a prior year credit to real estate taxes inflated the year-over-year comparison.  Excluding these items, the increase in same store expenses for the quarter would have been 4.4%. The FFO impact (mainly landscape and other clean-up costs) of Hurricane Ike was $376,000, of which $302,000 impacted the same store group. In the third quarter of last year we recorded a favorable adjustment to same store real estate taxes of $476,000 to reflect lower expected expense, mainly because of changes to assessed values and tax rates in Florida and Texas.   During the quarter, we incurred extra repair and maintenance expense in order to carry a higher percentage of made-ready vacant units into the fourth quarter and expect this to moderate in the fourth quarter.  Personnel costs also ran a little higher in the quarter as we have worked to reduce employee turnover and carried fewer vacant positions this year as compared to last year; this line item comparison should also moderate down in the fourth quarter.

Same store NOI decreased by 2.4% compared to the same quarter a year ago. Excluding Hurricane Ike expenses and the real estate tax adjustment in the third quarter of last year, the decrease was 0.7%. Other than Houston, where leasing activity and expenses were impacted by Hurricane Ike, the strongest markets were Dallas, Austin, Raleigh, and some of the stable, smaller markets such as Charleston and Savannah. Weaker areas included Jacksonville and most Florida markets, and Atlanta.

Excluded from the same store group are eight properties which are part of Mid-America’s redevelopment program, and which are going through an extensive renovation. The supplementary schedules contain a report of same store performance which includes this eight-property group. Also excluded are the four disposition candidates.

Financing, Balance Sheet: Flexibility
Mid-America’s fixed charge coverage continues to strengthen and was 2.50 for the third quarter of 2008, compared to 2.29 for the same quarter a year ago, and above the apartment sector median. At quarter-end, debt was 51% of gross total assets, compared to 52% at September 30, 2007, and Mid-America had approximately $132 million of unused capacity in excess cash and under existing Agency-based credit facilities, and a further $42 million under its bank credit facility. The Agency-based facilities mature in traunches between 2011 and 2018 and Mid-America has only two refinancings before then. One of the refinancings is a $39 million mortgage that matures in April of 2009 which Mid-America plans to replace with new mortgages from Freddie Mac, of which $24 million has been committed. The other is a $50 million credit facility with a group of banks led by Regions Bank that matures in May 2010.

Mid-America has raised a total of $99 million of additional common equity through September 30, 2008 using our continuous equity offering program at an average net price of $53.13.

AFFO and Capital Expenditures
Recurring capital expenditures totaled $7.0 million for the third quarter of 2008, approximately $0.23 per share/unit, resulting in adjusted funds from operations, or AFFO, of $0.66 per share/unit compared to AFFO of $0.71 per share/unit in the third quarter of last year. Year-to-date recurring capital expenditures totaled $18 million, or $0.62 per share/unit, resulting in AFFO of $2.19 compared to AFFO of $2.09 per share/unit last year. Total property capital expenditures on existing properties were $9.2 million, plus $5.8 million of expenditures on the redevelopment program for the third quarter. Year-to-date, total property capital expenditures on existing properties were $24.7 million, plus redevelopment expenditures of $15.1 million.

A reconciliation of AFFO to net income and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend: $2.46 Annual Rate
Mid-America declared a quarterly common dividend of $0.615 per share/unit payable on October 31, 2008, to holders of record on October 15, 2008.  This represents Mid-America’s 59th consecutive quarterly dividend to shareholders/unitholders.

2008 Forecast
As projected last quarter, Mid-America’s management expects property performance to moderate as a result of the weaker economy. The steps taken to pre-fund next year’s $39 million of debt maturity, together with the short term volatility in interest rates, will add to fourth quarter interest costs.  Mid-America’s management has narrowed and adjusted its full year guidance of FFO per share/unit to a range of $3.67 to $3.77, a 3-cent reduction at the mid-point, to account for these changes. The projected range of FFO per share/unit for the fourth quarter is $0.86 to $0.96. The mid-point of Mid-America’s revised FFO per share/unit 2008 forecast represents a stable 4.8% growth rate.

Same store revenue growth for the full year is now projected to be 2% – 2½% compared to 2007. Same store property level operating expenses are projected to grow 3¼% – 3¾%, and same store NOI to grow in the range of 1% – 1½%. Excluding the impact of Hurricane Ike, and after adjusting the real estate tax increase from 5% to a more normal 3%, same store NOI is projected to increase 1¾% – 2¼%. Due in part to some of the same factors that impacted third quarter expense comparisons, including unusually low property tax expense in the comparable prior year period, Mid-America expects fourth quarter of 2008 same store expenses to be above a normal run level before moderating in 2009.

Compared to the prior forecast, fourth quarter interest expense is projected to be approximately $0.02 per share/unit higher due to the pre-funding of the $39 million debt maturity and to the volatility of interest rates.

In 2009, job growth and employment conditions are expected to continue to be weak, before beginning to show positive momentum late in the year. Mid-America is experiencing continued favorable momentum from the return of home ownership to a more sustainable level, and expects only modest delivery of new apartments for the next few years, leading to overall net positive absorption of apartment housing in most of Mid-America’s markets.  Additionally, most of Mid-America’s markets and submarkets have experienced only limited competition from rentals of over-supplied condominiums and single family houses. As a result, market conditions are projected to become very favorable when job growth resumes, perhaps as soon as late 2009.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net.  Mid-America will host a conference call to further discuss third quarter results and 2008 prospects on Friday, November 7, 2008, at 9:15 AM Central Time.  The conference call-in number is 866-847-7859 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 42,427 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	inability to acquire funding through the capital markets;
•	inability to pay required distributions to maintain REIT status due to required debt payments;
•	changes in variable interest rates;
•	loss of hedge accounting treatment for interest rate swaps due to volatility in the financial markets;
•	unexpected capital needs;
•	significant disruption in the credit markets, including the inability of Fannie Mae and Freddie Mac to continue as major suppliers of debt financing for multi-family housing and for us;
•	increasing real estate taxes and insurance costs;
•	losses from catastrophes in excess of our insurance coverage;
•	inability to meet loan covenants;
•	inability to attract and retain qualified personnel,
•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
•	inability to timely dispose of assets;
•	potential liability for environmental contamination;
•	litigation and compliance costs associated with laws requiring access for disabled persons;
•	inability of a joint venture to perform as expected; and
•	the imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Property revenues	$ 93,415	$ 88,423	$ 274,866	$ 256,714
Management and fee income, net	58	-	147	34
Property operating expenses	(40,802)	(36,405)	(115,294)	(106,139)
Depreciation	(22,558)	(21,525)	(66,373)	(63,078)
Property management expenses	(4,230)	(4,357)	(12,875)	(13,150)
General and administrative	(2,996)	(2,401)	(8,747)	(7,629)
Income from continuing operations before non-operating items	22,887	23,735	71,724	66,752
Interest and other non-property income	115	4	339	148
Interest expense	(15,004)	(15,887)	(46,184)	(47,428)
Loss on debt extinguishment	(3)	(71)	(3)	(123)
Amortization of deferred financing costs	(586)	(614)	(1,700)	(1,749)
Incentive fee from real estate joint ventures	-	-	-	1,019
Net casualty (loss) gains and other settlement proceeds	(1,131)	(197)	(587)	645
Gain (loss) on sale of non-depreciable assets	-	29	(3)	255
Income from continuing operations before minority interest and
investments in real estate joint ventures	6,278	6,999	23,586	19,519
Minority interest in operating partnership income	(321)	(1,034)	(1,366)	(2,835)
(Loss) gains from real estate joint ventures	(274)	1	(556)	5,330
Income from continuing operations	5,683	5,966	21,664	22,014
Discontinued operations:
Income from discontinued operations	510	220	972	1,171
Gains (loss) on sales of discontinued operations	-	5,714	(120)	9,157
Net income	6,193	11,900	22,516	32,342
Preferred dividend distribution	(3,216)	(3,491)	(9,649)	(10,472)
Net income available for common shareholders	$ 2,977	$ 8,409	$ 12,867	$ 21,870

Weighted average common shares - Diluted	27,562	25,514	26,685	25,423
Net income per share available for common shareholders	$0.11	$0.33	$0.48	$0.86

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$ 6,193	$ 11,900	$ 22,516	$ 32,342
Depreciation of real estate assets	22,122	21,218	65,216	62,127
Net casualty loss (gains) and other settlement proceeds	1,131	197	587	(645)
Gain on dispositions within real estate joint ventures	-	(1)	(38)	(5,388)
Depreciation of real estate assets of discontinued operations (1)	5	435	878	1,410
Loss (gains) on sales of discontinued operations	-	(5,714)	120	(9,157)
Depreciation of real estate assets of real estate joint ventures	281	-	651	14
Preferred dividend distribution	(3,216)	(3,491)	(9,649)	(10,472)
Minority interest in operating partnership income	321	1,034	1,366	2,835
Funds from operations	26,837	25,578	81,647	73,066
Recurring capital expenditures	(7,000)	(5,585)	(18,038)	(14,649)
Adjusted funds from operations	$ 19,837	$ 19,993	$ 63,609	$ 58,417

Weighted average common shares and units - Diluted	29,968	27,996	29,101	27,909
Funds from operations per share and unit - Diluted	$0.90	$0.91	$2.81	$2.62
Adjusted funds from operations per share and unit - Diluted	$0.66	$0.71	$2.19	$2.09

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		September 30,	December 31,
		2008	2007
Assets
Real estate assets
Land		$ 239,786	$ 214,743
Buildings and improvements		2,167,951	2,044,380
Furniture, fixtures and equipment		62,658	55,602
Capital improvements in progress		35,354	12,886
Accumulated depreciation		(667,867)	(616,364)
Land held for future development		1,306	2,360
Commercial properties, net		7,762	6,778
Investments in real estate joint ventures		6,897	168
Real estate assets, net		1,853,847	1,720,553
Cash and cash equivalents		43,669	17,192
Restricted cash		4,274	3,724
Deferred financing costs, net		15,689	15,219
Other assets		24,084	23,028
Goodwill		4,106	4,106
Assets held for sale		29,366	-
Total assets		$ 1,975,035	$ 1,783,822

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$ 1,356,200	$ 1,264,620
Accounts payable		2,395	1,099
Accrued expenses and other liabilities		96,731	77,252
Security deposits		8,831	8,453
Liabilities associated with assets held for sale		803	-
Total liabilities		1,464,960	1,351,424
Minority interest		31,609	28,868
Redeemable stock		2,250	2,574
Shareholders' equity
Series H cumulative redeemable preferred stock		62	62
Common stock		280	257
Additional paid-in capital		947,923	832,511
Accumulated distributions in excess of net income		(452,420)	(414,966)
Accumulated other comprehensive income		(19,629)	(16,908)
Total shareholders' equity		476,216	400,956
Total liabilities and shareholders' equity		$ 1,975,035	$ 1,783,822

SHARE AND UNIT DATA (in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Weighted average common shares - Basic	27,474	25,362	26,570	25,247
Weighted average common shares - Diluted	27,562	25,514	26,685	25,423
Weighted average common shares and units - Basic	29,880	27,844	28,986	27,733
Weighted average common shares and units - Diluted	29,968	27,996	29,101	27,909
Common shares at September 30 - Basic	27,934	25,399	27,934	25,399
Common shares at September 30 - Diluted	28,021	25,550	28,021	25,550
Common shares and units at September 30 - Basic	30,340	27,881	30,340	27,881
Common shares and units at September 30 - Diluted	30,427	28,033	30,427	28,033

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures and the amount charged to retire preferred stock in excess of carrying values. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio
Apartment communities are generally added into our Same Store Portfolio the quarter following 12 months of ownership. In the case of newly developed apartment communities, or communities acquired in lease-up, they become part of the Same Store Portfolio beginning the first full quarter 12 months after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning in the next full quarter.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.